Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form F-10 of First Mining Gold Corp. (“the Company”) of our report dated March 28, 2019 relating to the financial statements of the Company, which appears in the Company’s Annual Report on Form 40-F for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, Canada
May 29, 2019